Exhibit 99.1

NEWS RELEASE

RAMBUS AND MEDIATEK SIGN PATENT LICENSE AGREEMENT

Agreement covers a broad range of integrated circuit products

SUNNYVALE, CA — March 5, 2012 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, announced today it has signed a patent license agreement with MediaTek Inc. (TW:2454). This agreement covers the use of Rambus patented innovations in a broad range of integrated circuit (IC) products offered by MediaTek Inc.  In addition, the two companies have settled all outstanding claims, including resolution of past use of Rambus’ patented innovations. The term of this patent license agreement is five years. Other terms of the agreement are confidential.

“Consumer demand for increasing flexibility in electronic products is at the forefront of disruptive change. We are pleased to sign this agreement with MediaTek, one of the global leaders in SoC systems solutions, to enable greater mobility and accessibility for consumer devices,” said Sharon Holt, senior vice president and general manager of the Semiconductor Business Group at Rambus. “We are committed to the development of innovative new technologies that help our licensees bring superior products to market.”

About Rambus Inc.
Founded in 1990, Rambus is one of the world's premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan.  Additional information is available at www.rambus.com.

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Press Contact:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com